Exhibit 99.1

BANK OF THE CAROLINAS CORPORATION RETAINS THE HUTCHISON COMPANY

TO ASSIST IN ITS EXPLORATION OF STRATEGIC ALTERNATIVES

MOCKSVILLE, N.C., June 24, 2011 /PRNewswire/ — On June 23, 2011, Bank of the Carolinas Corporation, Mocksville, North Carolina (Nasdaq: BCAR), the bank holding company for Bank of the Carolinas, announced at its annual meeting of shareholders that the board of directors has retained The Hutchison Company, Durham, North Carolina, to assist the company with certain investment banking matters, including its current and prospective strategic alternatives.

The board of directors of the company has directed Hutchison to study all possible alternatives available to the company to enhance shareholder value and has not placed any restrictions or limitations upon the range of alternatives that Hutchison may consider. The board of directors intends to take any alternatives presented by Hutchison under advisement and will act accordingly, in the best interests of all shareholders.

Stephen R. Talbert, president and chief executive officer of Bank of the Carolinas Corporation, stated, “We are pleased to be working with The Hutchison Company in connection with our board of directors’ exploration of strategic alternatives and its continuing commitment to enhance shareholder value.”

About Bank of the Carolinas Corporation

Bank of the Carolinas Corporation, with approximately $537 million in assets, is the holding company for Bank of the Carolinas, a North Carolina chartered bank headquartered in Mocksville, North Carolina. It operates ten offices in Advance, Asheboro, Cleveland, Concord, Harrisburg, King, Landis, Lexington, Mocksville, and Winston-Salem. The common stock of the company is traded on the Nasdaq Global Market under the symbol “BCAR.”

Forward-Looking Statements

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements include but are not limited to (1) statements regarding potential future economic recovery, (2) statements with respect to our plans, objectives, expectations, intentions and other statements that are not historical facts, and (3) other statements identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and “projects,” as well as similar expressions. Such statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Although we believe that the assumptions underlying the forward- looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward- looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by the company or any person that the future events, plans or expectations contemplated by the company will be achieved.

All subsequent written and oral forward-looking statements concerning the company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above. We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

Contact:

Stephen R. Talbert

President and Chief Executive Officer

Bank of the Carolinas Corporation

(336) 751-5755